Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Xenith Bankshares, Inc.

Richmond, Virginia

We consent to the use of our report dated March 31, 2010 with respect to the consolidated financial statements of Xenith Bankshares, Inc. included in the Annual Report (Form 10-k) for the year ended December 31, 2010. We also consent to the incorporation by reference of our report dated March 31, 2010 with respect to the consolidated financial statements of Xenith Bankshares, Inc. as of December 31, 2009 and for the year ended December 31, 2009 and First Bankshares, Inc. for the period January 1, 2009 through December 22, 2009 in to the Registration Statement S-8 (333-153118) .

/s/ Witt Mares, PLC

Norfolk, Virginia

February 25, 2011